F.N.
                                                           S.N.

                                      LEASE

This Lease is made as of the 1st day of May, 1996 by and between MEDTRONIC, INC., a Minnesota corporation ("Landlord") and MICRO COMPONENT TECHNOLOGY, INC., a Minnesota corporation ("Tenant").

1. Premises. Tenant shall relocate its operations to that space located on the second floor of the Building, as described in Exhibit A, consisting of approximately 59,969 square feet of usable space with a common square foot factor of 34.538, for a total rentable area of 80,676 square feet of the Building located at 3840 Victoria Street in Shoreview, Minnesota. Shared common areas shall include a visitor lobby, employee entry, cafeteria, food preparation space, mechanical space, dock space, major egress hallways, restrooms and stairwells. The entire cost of Tenant relocation shall be borne by Tenant.

2. Term. The term of the Lease shall be twelve (12) months, commencing on May 1, 1996 or upon the date of closing, whichever is later, and ending on April 30, 1997.

3.    Rent.

      (a) Rent. Tenant shall pay as monthly Rent for the Premises the sum of Sixty-Six Thousand Five Hundred Fifty-Seven Dollars and Ninety Cents ($66,557.90). Rent shall include the cost of utilities (gas, electric, water and sewer) subject to the usage requirements of Paragraph 9 hereof, taxes (real estate), insurance, building maintenance and housekeeping, as described in Exhibit B annexed hereto.

      (b) Late Charges. Tenant hereby acknowledges that late payments by Tenant to Landlord of rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to utility, processing and accounting charges, and late charges which may be imposed upon Landlord. Accordingly, if any installment of rent or other sum due from Tenant shall not be received by Landlord within fifteen (15) days after such amount shall be due, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payments by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's Default or Breach with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Rent, then notwithstanding Paragraph 4 or any other provision of this Lease to the contrary, Rent shall, at Landlord's option, become due and payable quarterly in advance.

4. Relocation. Tenant will relocate from its current occupancy on the first and third floors of the Building to the second floor in accordance with the Schedule in Exhibit C. Landlord shall be entitled to dedicated space on the second floor for dock access as shown on Exhibit B.

5.    Leasehold Improvements.

      (a) Tenant Obligations. As part of its relocation, Tenant shall finish the Premises in accordance with current building codes. Landlord is under no obligation to make any structural or other alterations, decoration, additions or improvements in or to the Premises. Tenant is taking the premises "AS IS" and Landlord shall not be obligated to do any work in the Premises.

      (b) Tenant Restrictions. Tenant shall not make any material alterations, additions or improvements in or to the Premises, or make any changes in locks on doors, or add, disturb or in any way change any floor covering, wall covering, fixtures, plumbing or wiring [other than as described in
      Section 5(a)] without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant shall deliver to Landlord full and complete plans and specifications for any such alteration, addition or improvement. Tenant shall not add any curtains, draperies or other hangings on or beside any windows that are visible from outside the Building without Landlord's permission which shall not be unreasonably withheld or delayed.

      (c) Lien Protection. Tenant shall pay when due all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use on the Premises, which claims are or may be secured by any mechanic's or materialmen's lien against the Premises or any interest therein. Tenant shall give Landlord not less than ten (10) days' notice prior to the commencement of any work in, on or about the Premises, and Landlord shall have the right to post notices of non-responsibility in or on the Premises as provided by law. If Tenant shall, in good faith, contest the validity of any such lien, claim or demand, then Tenant shall, at its sole expense, defend and protect itself, Landlord and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Landlord or the Premises. If Landlord shall require, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to one and one-half times the amount of such contested lien claim or demand, indemnifying Landlord against liability for the same, as required by law for the holding of the Premises free from the effect of such lien or claim. In addition, Landlord may require Tenant to pay Landlord's attorneys' fees and costs in participating in such action if Landlord shall decide it is to its best interest to do so.

6.    Use.

      (a) Tenant Use of Premises. Tenant will use and occupy the Premises solely for general office and light manufacturing purposes. Tenant will not use or occupy the Premises for any unlawful purpose, and will comply with all present and future laws, ordinances, regulations and orders of all governmental units having jurisdiction over the Premises. Tenant shall not cause or permit any unusual noise, odors or nuisance in or about the Premises. Landlord disclaims any warranty that the Premises are suitable for Tenant's use.

      (b) Rules and Regulations. Tenant shall use the Premises and the common areas of the Building in accordance with the terms of this Lease and such additional rules and regulations as may from time to time be agreed to by Tenant and the Landlord for the general safety, comfort and convenience of the owners, occupants and tenants of the Building, and Tenant shall use its best efforts to cause Tenant's customers, employees and invitees to abide by such rules and regulations. Landlord shall in no event be responsible to Tenant for enforcement of such rules and regulations against other tenants.

      (c) Indemnification by Tenant. Tenant agrees to indemnify, defend and hold Landlord and its partners, officers and employees and property manager harmless from and against any claim, loss or expense arising out of injury, death or property loss or damage occurring in the Premises, except only to the extent caused by the negligent act or intentional misconduct of Landlord, its officers, employees or property manager.

      (d) Indemnification by Landlord. Landlord agrees to indemnify, defend and hold Tenant and its partners, officers and employees harmless from and against any claim, loss or expense arising out of injury, death or property loss or damage occurring in the common areas of the Building, except to the extent caused by the negligent act or intentional misconduct of Tenant or its partners, officers or employees.

      (e) Covenant of Quiet Enjoyment. Landlord covenants that it has the right to make this Lease for the term aforesaid and covenants that if Tenant shall pay the rent and perform all of the covenants, terms and conditions of this Lease to be performed by Tenant, Tenant shall, during the Term hereby created, freely, peaceably and quietly occupy and enjoy possession of the Premises. Tenant acknowledges, however, that Landlord will be remodeling spaces on the first and third floors beginning on or about the effective date of this Lease. Landlord will use reasonable efforts to minimize disruption to Tenant and shall in no case disrupt Tenant's manufacturing operations during normal business hours.

      (f) Employment of Receptionist. Landlord and Tenant may each at its own expense employ a receptionist at the main entrance of the Building during the term of this Lease.

7.    Services by Landlord.

      (a) Cleaning Services. Landlord Will provide cleaning services on or about the Premises and common areas pursuant to Exhibit B annexed hereto.

      (b) Maintenance Responsibility. Landlord shall keep and maintain the structural walls and foundation of the Premises in good and safe condition (except to the extent repairs, maintenance or replacement are made necessary by the abuse, misuse or negligence of Tenant, its employees, agents or contractors, in which case Tenant shall be responsible for required repairs, maintenance or replacements). Landlord shall maintain HVAC, electrical and mechanical systems for the Building and provide exterior Building maintenance and grounds keeping.

      (c) Food Services. Landlord will contract, effective August 1, 1996, with an in-house vending/food service organization to provide food service in the existing cafeteria. Tenant employees shall have the opportunity to use the food service. Landlord shall not subsidize any food service costs. The level of food service will be provided at the discretion of Landlord.

      (d) Security. Landlord will provide on-site security twenty-four (24) hours per day, seven (7) days per week.

8.    Service and Utilities.

      (a) Heating and Air Conditioning. Landlord will furnish reasonable heat and air conditioning during normal business hours and during the usual and appropriate seasons.

      (b) Utilities and Services. Landlord will furnish electricity for standard building lighting, manufacturing and office use, water, elevator service and toilet facilities during normal business hours.

      (c) Liability/Indemnification. Landlord shall not be liable to Tenant, its agents, employees, representatives, customers or invitees for any inconvenience, loss or damage resulting from any temporary failure or lack of such services beyond Landlord's control, and Tenant shall indemnify Landlord and hold Landlord harmless from any claim or damage because of such inconvenience, loss or damage.

      (d) Tenant Use/Responsibility. Tenant shall use heat, air conditioning, water and electricity with due care, and such use shall be consistent with Tenant's use for the previous twelve months and, without qualifying the foregoing, Tenant shall not neglect or misuse water fixtures, electric lights and heating and air conditioning apparatus.

      (e) Services by Landlord. Landlord will provide services customary to first-class office buildings in the Greater Minneapolis area, including without limitation, electricity for lighting, manufacturing, office machines, water and sewer, security system, and mechanical, cooling, heating and ventilation at such times as Landlord normally furnishes this service to other tenants of the Building, but in no event less than normal business hours, and at such temperatures and in such amounts as are reasonably standard for firstclass office buildings in the Greater Minneapolis area. All services including elevator, Building access through the security system, water and parking, but not including the cooling, heating and ventilation systems, shall be available at all times. Normal business hours shall be from 7:00 a.m. to 10:00 p.m. on weekdays, and 8:00 a.m. to noon on Saturdays, excluding legal holidays. Landlord shall not be liable for any loss or damage caused by or resulting from any variation, interruption or failure of such services unless due to Landlord's gross negligence, and no temporary interruption or failure of such services incident to the making of repairs, alterations or improvements or due to accident or strike conditions shall be deemed as an eviction of Tenant or relieve Tenant from any of Tenant's obligations hereunder. For those services within Landlord's reasonable control, Landlord will correct any interruption of services as soon as practicable. Landlord shall provide mechanical, cooling, heating and ventilation at times other than normal business hours upon Tenant's request and reasonable notice to Landlord. If Tenant has special mechanical, cooling, heating, ventilation, electrical or other requirements beyond its current needs, then the cost of furnishing, installing, operating and maintaining the equipment and appurtenances, including separate meters if requested by Landlord, to satisfy these requirements shall be borne by Tenant, with Tenant either paying directly to the utility if separately metered or paying to Landlord as an expense in addition to Rent the reasonable cost of providing such additional services.

9.    Insurance.

      (a) Tenant Obligations. Tenant agrees to carry in full force and effect the following insurance:

                  (i) "All risk" property insurance covering the full
            replacement value of all of Tenant's leasehold improvements, trade fixtures and personal property within the Premises. Tenant shall be named as loss payee under all such policies.

                  (ii) Commercial general liability insurance, providing
            coverage on an "occurrence" rather than a "claims made" basis, which policy shall include coverage for Bodily Injury, Property Damage, Personal Injury, Contractual Liability (applying to this Lease), and Independent Contractors. Tenant shall maintain a combined policy limit of at least $2,000,000 applying to Bodily Injury, Property Damage and Personal Injury, which limit may be satisfied by Tenant's basic policy, or by the basic policy in combination with umbrella or excess policies so long as the coverage is at least as broad as that required herein. Landlord shall be named as additional insured under all such policies.

      (b) Evidence of Insurance. Tenant shall deliver to Landlord, at least five
      (5) days prior to the effective date of this Lease, evidence that the insurance required by this Lease is in full force and effect. At least ten
      (10) days prior to expiration of any such coverage, Tenant shall deliver evidence that the coverage in question will be renewed or replaced upon expiration. Such evidence of insurance shall contain sufficient information to enable Landlord to determine whether Tenant's insurance complies with the requirements of this Lease. Upon request, Tenant shall also furnish insurer certified copies of all pertinent policies. All policies used to provide the coverage required by this Lease shall (i) be endorsed to require the insurer to provide at least ten (10) days' notice to Landlord prior to cancellation or non-renewal and (ii) be issued by financially sound companies.

      (c) Landlord Obligations. Landlord agrees to purchase or self insure, and carry in full force and effect, the following insurance:

                  (i) "All risk" property insurance coverage on the Building, exclusive of Tenant's leasehold improvements, in such amount as Landlord deems prudent.

                  (ii) Comprehensive commercial public liability insurance
            covering the Building, in a combined single limit amount of not less than $2,000,000, and written on an "occurrence" basis.

      (d) Waiver and Indemnity. Notwithstanding anything apparently to the contrary in this Lease, Landlord and Tenant hereby release one another and their respective partners, officers and employees and property manager from any and all liability (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage covered by property insurance or coverable by a customary policy of insurance, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible.

10. Fire or Other Casualty. If the Premises or the Building shall be damaged by fire or other cause, Landlord shall at its option either (a) undertake to restore such damage with all due diligence or (b) in the event the Premises or the Building is damaged by fire or other cause to such extent that damage cannot, in Landlord's sole judgment, be economically repaired within ninety (90) days after the date of such damage (taking into account the time necessary to effectuate a satisfactory settlement with any insurance company and using normal construction methods without overtime or other premium), terminate this Lease, by notice given to Tenant within fifteen (15) days after the date of the damage. Any termination hereunder by reason of damage to the Premises shall be effective as of the date of the damage. Any termination by reason of damage to the Building but not the Premises shall be effective as of the date notice is given. If Landlord elects to restore, Landlord shall not be obligated to restore any improvements in the Premises which were not owned and constructed by Landlord. This Lease shall, unless terminated by Landlord pursuant to this Paragraph 11, remain in full force and effect following such damage, and, in the case of damage to the Premises, the Rent prorated to the extent that the Premises are rendered untenantable, shall be equitably abated until such repairs are completed, provided, however, that if Tenant does not restore its leasehold improvements and trade fixtures with due diligence, abatement shall cease as of the date restoration could have been completed using due diligence.

11. Condemnation. If the whole or any substantial part of the Premises shall be taken or condemned or purchased under threat of condemnation by any governmental authority, then the Term of this Lease shall cease and terminate effective upon the condemnation or purchase.

12. Assignment/Subletting. The Tenant shall not (i) assign, convey, mortgage, pledge, encumber or otherwise transfer (whether voluntarily or otherwise) this Lease or any interest under it; (ii) allow any transfer thereof or any lien upon Tenant's interest by operation of law; (iii) sublet the Leased premises or any part thereof; or (iv) permit the use of occupancy of the Leased Premises or any part thereof by anyone other than the Tenant.

13. Signs. Tenant shall not place or maintain any sign, advertisement or notice on any part of the outside of the Building. Landlord shall have the right to remove or relocate current signage on the Building in its discretion. Tenant shall be permitted to maintain the foundation sign currently located on the Premises and one sign near the main entrance to the Premises.

14. No Right to Holdover. Tenant has no right to retain possession of the Premises or any part thereof beyond the expiration or earlier termination of this Lease. In the event that Tenant holds over in violation of this Paragraph 15, then the Rent payable from and after the time of the expiration or earlier termination of this Lease shall be increased to two hundred percent (200%) of the Rent applicable during the month immediately preceding such expiration or earlier termination. Nothing contained herein shall be construed as a consent by Landlord to any holding over by Tenant.

15. Surrender/Restoration. Tenant shall surrender the Premises by the end of the last day of the Lease term or any earlier termination date, clean and free of debris and in good operating order, condition and state of repair, ordinary wear and tear excepted. Ordinary wear and tear shall not include any damage or deterioration that would have been prevented by Tenant performing all of its obligations under this Lease. Tenant shall own and remove all fixtures, equipment and leasehold improvements on the Premises. The obligation of Tenant shall include the repair of any damage occasioned by the installation, maintenance or removal of Tenant's Trade Fixtures, furnishings, equipment and Tenant Owned Alterations and Utility Installations. Tenant's Trade Fixtures shall remain the property of Tenant and shall be removed by Tenant subject to its obligation to repair and restore the Premises per this Lease.

16.   Hazardous Waste.

      (a) Tenant Use Restrictions. Tenant shall not install, use, generate, store or dispose of in or about the Premises any hazardous substance, toxic chemical, pollutant or other material regulated by the Comprehensive Environmental Response, Compensation and Liability Act of 1985 or the Minnesota Environmental Response and Liability Act or any similar law or regulation, including without limitation any material containing asbestos or PCB (collectively "Hazardous Materials") without Landlord's written approval of each Hazardous Material. Landlord shall not unreasonably withhold its approval of use by Tenant of immaterial quantities of Hazardous Materials customarily used in office/manufacturing business operations so long as Tenant uses such Hazardous Materials in accordance with applicable laws.

      (b) Duty to Inform Landlord. If Tenant knows, or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Premises or the Building, other than as previously consented to by Landlord, Tenant shall immediately give Landlord written notice thereof, together with a copy of any statement, report, notice, registration, application, permit business plan, license, claim, action or proceeding given to, or received from, any governmental authority or private party concerning the presence, spill, release, discharge of, or exposure to, such Hazardous Substance, including but not limited to all such documents as may be involved in any Reportable Use involving the Premises. Tenant shall not cause or permit any Hazardous Substance to be spilled or released in, on, under or about the Premises (including, without limitation, through the plumbing or sanitary sewer system).

      (c) Indemnification. Tenant shall indemnify, protect, defend and hold Landlord, its agents, employees, lenders and ground lessor, if any, and the Premises, harmless from and against any and all damages, liabilities, judgments, costs, claims, liens, expenses, penalties, loss of permits and attorneys' and consultants' fees arising out of or involving any Hazardous Substance brought onto the Premises by or for Tenant or by anyone under Tenant's control. Tenant's obligations under this Paragraph 17 shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created thereof, or of any contamination therein involved, and shall survive the expiration or earlier termination of this Lease. No termination, cancellation or release agreement entered into by Landlord and Tenant shall release Tenant from its obligations under this Lease with respect to Hazardous Substances, unless specifically so agreed by Landlord in writing at the time of such agreement.

17. Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease, including without limitation, Tenant's obligation to remove itself from the Premises upon termination of the Lease. Tenant acknowledges that Landlord will suffer significant and immeasurable damage should Tenant attempt to hold over at termination of this Lease.

18. Relocation Progress. Landlord and Tenant acknowledge that Tenant will be relocating its business upon Termination of the Lease. In order to assure Landlord it is making sufficient progress toward its relocation plans, Tenant shall periodically, but not less than once per quarter, update Landlord on Tenant's progress towards ultimate relocation of its business upon termination.

19.   Default.

      (a) Definition. Any one of the following events shall constitute an Event of Default:

                  (i) Tenant shall fail to pay any monthly installment of Rent and such default shall continue for a period of fifteen (15) days after the due date therefor and written notice from Landlord;

                  (ii) Tenant shall violate or fail to perform any of the other conditions, covenants or agreements herein made by Tenant and such default shall continue for fifteen (15) days after written notice from Landlord; or

                  (iii) Tenant shall file or have filed against it any
            bankruptcy or other creditor's action which is not discharged within sixty (60) days, or make an assignment for the benefit of its credits.

      (b) Option to Terminate. If an Event of Default shall have occurred and be continuing, Landlord may at its sole option by written notice to Tenant terminate this Lease. Neither the passage of time after the occurrence of the Event of Default nor exercise by Landlord of any other remedy with regard to such Event of Default shall limit Landlord's rights under this
      Section 20.

      (c) Reimbursement of Attorneys' Fees. In addition to all other remedies, the prevailing party shall be entitled to reimbursement upon demand of all reasonable attorneys' fees incurred in connection with any Event of Default.

20. Right to Enter. Landlord, its agents representatives shall constantly have pass keys to the Premises and may at all reasonable times during the day and night enter to view and inspect the Leased remises, or to clean and maintain the same, or to make repairs, or to make such improvements or changes in the Leased Premises or the Building as Landlord may deem proper. The right of entry reserved in the immediately preceding sentence shall not be deemed to impose any greater obligation on Landlord to clean, maintain, repair or change the Leased Premises than is specifically provided in this Lease. The Landlord, its agents or representatives may at any time in case of emergency enter the Leased Premises and do such acts as Landlord may deem proper in order to protect the Leased Premises, the Building or any occupants of the Building. There shall be no diminution of rent or liability on the part of-Landlord by reason of inconvenience, annoyance or injury to business on account of any such entry or acts by Landlord, its agents or representatives.

21. Notices. All notices or other communications hereunder shall be in writing and shall be hand delivered or sent by registered or certified first class mail, postage prepaid (i) if to Landlord, at 3840 Victoria Street, Shoreview, Minnesota - Attention: Facilities Manager and (ii) if to Tenant, at the Premises delivered to its Chief Executive Officer or if unavailable to his designee, unless notice of a change of address is given pursuant to the provisions of this Paragraph. The day notice is given by mail shall be deemed to be the day following the day of mailing.

22. Waiver. No waiver by either party of any breach of any agreement herein contained shall operate as a waiver of such agreement itself, or of any subsequent breach thereof. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installments of rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent nor shall any endorsement or statement on any check or letter accompanying a check for payment of rent be deemed an accord and satisfaction, nor shall acceptance of rent with knowledge of breach constitute a waiver of the breach, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent, to terminate this Lease, to Repossess the Premises or to pursue any other remedy provided by this Lease. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of the Lease.

23. Prior Agreements. This lease and the Termination Agreement between Tenant and Hambrecht & Quist supersede and replace all prior leases and amendments for the Premises and Building, including the Lease and Amendments between Tenant and Hambrecht & Quist dated December 1, 1994 and the Amendment to said Lease dated November 7, 1995.

IN WITNESS WHEREOF, the parties hereto have set their hand and seal this 30th day of April, 1996.

MEDTRONIC, INC.                         MICRO COMPONENT TECHNOLOGY, INC.

By  /s/ Donald Hagmann                   By  /s/ Roger E. Gower
    --------------------------------        -----------------------------------

Title  Corporate Real Estate Mgr.       Title Pres/CEO
       -----------------------------          ---------------------------------



[LOGO] MEDTRONIC
SHOREVIEW FIRST FLOOR PLAN
BUILDING OCCUPANCY
MAY FY97 PLAN


Common Dock Area Shared by Medtronic and MCT.


[FLOOR PLAN MAP OMITTED]


SECOND FLOOR PLAN




                                    EXHIBIT B

                           [See Section 8(a) of Lease]


Cleaning services provided by Landlord will include the following:

*     Cleaning in main entry and restrooms (five times a week)

* Cleaning in office areas to include vacuum and trash removal (three times a week)

* Cleaning in production area to include dust mop and vacuuming (two times a week)



                                    EXHIBIT C


[LOGO] MEDTRONIC
SHOREVIEW FIRST FLOOR PLAN

Space to be vacated by MCT on or before 17-Jun-96.

Space to be vacated by MCT on or before 31-July-96.


[FLOOR PLAN MAP OMITTED]


General: MCT shall vacate all other spaces not explicitly noted here on 1st and 3rd floors on or before 31-May-96.





[LOGO] MEDTRONIC
SHOREVIEW THIRD FLOOR PLAN


Space to be vacated by MCT on or before 31-May-96.

[FLOOR PLAN MAP OMITTED]

Computer room to be cohabitated by MCT and Medtronic during the lease term.